                                                                       EXHIBIT 9

[KPMG LOGO]

INDEPENDENT REVIEW REPORT TO THE MEMBERS OF INTEROIL CORPORATION

SCOPE

We have reviewed the financial report of InterOil Corporation for the half-year ended 30 June 2004, denominated in US dollars, consisting of the statement of operations, balance sheet, statement of cash flows, statement of shareholders' equity accompanying notes and the directors' declaration.

The financial report includes the consolidated financial statements of the consolidated entity, comprising the Company and the entities it controlled at the end of the half-year or from time to time during the half-year. The Company's directors are responsible for the financial report.

We have performed the independent review of the financial report in order to state whether, on the basis of procedures described, anything has come to our attention that would indicate that the financial report is not presented fairly in accordance with generally accepted accounting standards in Canada so as to present a view which is consistent with our understanding of the consolidated entity's financial position, and in order for the Company to lodge the financial report with the Australian Stock Exchange.

Our review has been conducted in accordance with Australian Auditing Standards applicable to review engagements. The review is limited primarily to inquiries of company personnel and analytical procedures applied to the financial data. Our review has not involved a study and evaluation of internal accounting controls, tests of accounting records or tests of responses to inquiries by obtaining corroborative evidence from inspection, observation or confirmation. The procedures do not provide all the evidence that would be required in an audit, thus the level of assurance is less than given in an audit. We have not performed an audit and, accordingly, we do not express an audit opinion.

STATEMENT

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half-year financial report of InterOil Corporation does not present fairly the financial position of the consolidated entity as at 30 June 2004 and its performance for the half-year at that date in accordance with general accepted accounting principles in Canada.

/s/ KPMG
-------------------
KPMG

/s/Trent van Veen
-----------------
Trent van Veen
Partner

Signed at Sydney this the 13th day of August 2004

[LOGO]

INTEROIL CORPORATION                                             [INTEROIL LOGO]

ARBN: 094 136 884

Consolidated Financial Statements
(Unaudited, Expressed in United States dollars)

Six months ended June 30, 2004 and 2003

INTEROIL CORPORATION

APPENDIX 4D

HALF YEAR REPORT                                                 [INTEROIL LOGO]
PERIOD ENDING JUNE 30, 2004
RESULTS FOR ANNOUNCEMENT TO THE MARKET
ARBN: 094 136 884

RESULTS

                                                                        %Up/         JUNE 2004         JUNE 2003
                                                                       (DOWN)         $US'000           $US'000
Revenues from ordinary activities                                      >1000%           12,846              42
(Loss) from ordinary activities after tax attributable to members        704%           (4,167)           (518)
Net (loss) for the period attributable to members                        704%           (4,167)           (518)
Earnings per common share                                                                (0.17)          (0.02)
Earnings per CDI                                                                         (0.02)          (0.00)

DIVIDENDS

The company does not propose to pay dividends in the current period. There were no dividends paid in the previous corresponding period.

NET TANGIBLE ASSETS PER SECURITY


                                                                                      $US              $US
Net tangible asset backing per common share                                          6.17             4.87

Net tangible asset backing over CDI*                                                 0.62             0.49

*10 Chess Depository Instruments (CDIs) represent one common share.

CONTROL OVER ENTITIES

On March 1, 2004, InterOil Corporation, through its wholly owned subsidiary S.P.I. Distribution Limited acquired 100% of the outstanding common shares of BP Papua New Guinea Limited which was subsequently renamed InterOil Products Limited ("IPL"). IPL is a distributor of refined petroleum products in Papua New Guinea.

The results of IPL's operations have been included in the consolidated financial statements since April 28, 2004, the date that control of the acquired entity's shares was transferred to InterOil Corporation. Under the agreement, InterOil Corporation was entitled to the profit of IPL from March 1, 2004. The profit earned after tax between March 1, 2004 and April 28, 2004 of $1,243,746 was recognised as a reduction in the acquisition cost.

This information is provided according to ASX Listing Rule 4.3A.

The Appendix 4D and Financial Report for the half year ended June 30, 2004 should be read in conjunction with the Company's 2003 annual report.

The Financial Statements have been prepared using Canadian Generally Accepted Accounting Principles (GAAP).

The Financial Statements for the half year ended June 30, 2004 have been reviewed.

INTEROIL CORPORATION

CONSOLIDATED BALANCE SHEETS                                      [INTEROIL LOGO]
(Expressed United States dollars)

                                                REVIEWED         AUDITED        REVIEWED
                                                 JUNE 30       DECEMBER 31       JUNE 30
                                                  2004            2003            2003
                                                    $               $               $
                                               -----------     -----------     -----------
ASSETS

Current assets
   Cash and cash equivalents                    21,163,705       9,313,682       6,867,693
   Temporary investments                           168,647      24,723,572       3,452,093
   Trade receivables                             7,127,714               -               -
   Other receivables                                     -         175,491         591,468
   Other assets                                    129,064         311,093
   Inventories (note 4)                         29,303,284               -               -
   Prepaid expenses                                548,284         488,532         392,563
                                               -----------     -----------     -----------
                                                58,440,698      35,012,370      11,303,817
Plant and equipment (note 5)                   219,712,847     202,309,465     170,663,045
Oil and gas properties (note 6)                 38,690,805      23,018,015       9,489,641
Future income tax benefit                          642,353               -               -
                                               -----------     -----------     -----------
                                               317,486,703     260,339,850     191,456,503
                                               ===========     ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Accounts payable and accrued labilities
       Crude feedstock                          23,476,702               -               -
       Other                                    22,164,787       5,835,583      12,675,556
   Deferred acquisition cost (note 13)          11,854,110               -               -
   Due to related parties (note 3)               1,056,251       1,478,751       1,690,001
   Unsecured loans (note 8)                      3,600,000               -               -
   Current portion of secured loan (note 7)      4,500,000       9,000,000       4,500,000
                                               -----------     -----------     -----------
                                                66,651,850      16,314,334      18,865,557

Deferred financing costs                           834,439               -               -
Secured loan (note 7)                           80,500,000      74,000,000      55,500,000
Indirect participation interest (note 9)        12,109,500      16,600,000       7,650,000
                                               -----------     -----------     -----------
                                               160,095,789     106,914,334      82,015,557
                                               -----------     -----------     -----------

Non-controlling interest (note 10)               6,465,064       6,467,496       6,489,352
                                               -----------     -----------     -----------
Shareholders' equity
   Share capital (note 11)                     165,065,159     157,449,200     110,363,916
   Additional paid in capital                    1,747,233         540,222         619,530
   Deferred foreign exchange                        49,715               -               -
   Accumulated deficit                         (15,936,257)    (11,031,402)     (8,031,852)
                                               -----------     -----------     -----------
                                               150,925,850     146,958,020     102,951,594
                                               -----------     -----------     -----------
                                               317,486,703     260,339,850     191,456,503
                                               ===========     ===========     ===========

See accompanying notes to the consolidated financial statements

INTEROIL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS                              [INTEROIL LOGO]
(Expressed in United States dollars)

                                                                      UNAUDITED                   REVIEWED
                                                                    QUARTER ENDED              SIX MONTHS ENDED
                                                             -------------------------     ------------------------
                                                              JUNE 30          JUNE 30      JUNE 30       JUNE 30
                                                               2004             2003         2004          2003
                                                                 $               $             $             $
                                                             ----------       --------     ----------     ---------
REVENUES

 Sales and operating revenues                                12,586,137              -     12,586,137             -
 interest                                                       123,956         19,861        175,254        34,110
 Other                                                          (19,560)         7,856         84,738         7,856
                                                             ----------       --------     ----------     ---------
                                                             12,690,533         27,717     12,846,129        41,966
                                                             ----------       --------     ----------     ---------

EXPENSES

 Cost of sales and operating expenses                        10,468,871              -     10,468,871             -
 Administrative and general expenses                          2,399,751        315,045      3,620,684     1,376,333
 Management fees for prior periods waived
                                                                      -              -              -      (840,000)
 Exploration costs                                            1,485,828              -      1,491,623             -
 Legal and professional fees                                    236,927        133,362        829,054       302,356
 Foreign exchange                                               114,678        252,937         96,713      (301,358)
                                                             ----------       --------     ----------     ---------
                                                             14,706,055        701,344     16,506,945       537,330
                                                             ----------       --------     ----------     ---------
(Loss) before income taxes and non-controlling interest      (2,015,523)      (673,627)    (3,660,816)     (495,364)

income tax (expense)                                           (508,821)       (15,997)      (508,821)      (23,701)
                                                             ----------       --------     ----------     ---------
(Loss) before non-controlling interest                       (2,524,344)      (689,624)    (4,169,637)     (519,065)

Non-controlling interest                                          2,065            534          2,432         1,046
                                                             ----------       --------     ----------     ---------
NET (LOSS)                                                   (2,522,279)      (689,090)    (4,167,205)     (518,019)
                                                             ----------       --------     ----------     ---------
BASIC (LOSS) PER SHARE                                            (0.10)         (0.03)         (0.17)        (0.02)
DILUTED (LOSS) PER SHARE                                          (0.10)         (0.03)         (0.17)        (0.02)

See accompanying notes to the consolidated financial statements

INTEROIL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS                            [INTEROIL LOGO]
(Expressed in United States dollars)

                                                                           UNAUDITED                     REVIEWED
                                                                         QUARTER ENDED              SIX MONTHS ENDED
                                                                   -------------------------    --------------------------
                                                                    JUNE 30        JUNE 30        JUNE 30        JUNE 30
                                                                     2004           2003           2004           2003
                                                                       $              $              $              $
                                                                   ----------    -----------    -----------    -----------
Cash flows provided by (used in)

OPERATING ACTIVITIES
  Net (loss)                                                       (2,522,278)      (689,090)    (4,167,205)      (518,019)
  Non-controlling interest                                             (2,065)          (534)        (2,432)        (1,046)
  Adjustments for non-cash transactions                             2,107,456        252,937      2,199,651              -
  Change in non-cash operating working capital                      1,454,524       (106,143)     1,200,013     (1,280,373)
                                                                   ----------    -----------     ----------    -----------
                                                                    1,037,637       (542,830)      (769,973)    (1,799,438)
                                                                   ----------    -----------     ----------    -----------

INVESTING ACTIVITIES
  Expenditure on oil and gas properties                            (8,134,953)    (2,705,138)   (16,912,183)    (4,177,782)
  Expenditure on Capital assets                                    (5,701,042)   (27,399,860)    (8,688,000)   (46,189,979)
  Funds received on sale of assets                                          -              -        405,353              -
  Redemption of cash on short-term investments                     13,950,068      1,069,800     24,554,925      3,964,701
  Acquisition of InterOil Products Limited net of cash received     4,757,276              -      4,757,276              -
                                                                   ----------    -----------     ----------    -----------
                                                                    4,871,349    (29,035,198)     4,117,371    (46,403,060)
                                                                   ----------    -----------     ----------    -----------

FINANCING ACTIVITIES
  Proceeds from borrowings                                          5,600,000     16,500,000      6,600,000     29,000,000
  Proceeds from indirect participation interest                             -      7,150,000      3,235,000      7,150,000
  Other net advances (to) related party (note 3)                     (211,250)      (200,209)      (422,500)      (565,861)
  Proceeds from issue of common shares                                 30,000      6,879,131         90,125     16,197,513
                                                                   ----------    -----------     ----------    -----------
                                                                    5,418,750     30,328,922      8,502,625     51,781,652
                                                                   ----------    -----------     ----------    -----------

Increase in cash and cash equivalents                              11,327,736        750,894     11,850,023      3,579,154
Cash and cash equivalents, beginning of period                      9,835,969      6,116,799      9,313,682      3,288,539
                                                                   ----------    -----------     ----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                           21,163,705      6,867,693     21,163,705      6,867,693
                                                                    =========    ===========     ==========    ===========

See accompanying notes to the consolidated financial statements.

INTEROIL CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                  [INTEROIL LOGO]
(Expressed in United States dollars)

                                                     REVIEWED         AUDITED        REVIEWED
                                                    -----------     -----------     -----------
                                                      JUNE 30       DECEMBER 31       JUNE 30
                                                       2004            2003            2003
                                                         $               $               $
                                                    -----------     -----------     -----------
SHARE CAPITAL

  At beginning of year as previously reported       157,449,200      94,120,609      94,120,609
  Adjustment to reflect change in accounting for
    employee stock options (note 1)                      92,434               -               -
  Issue of capital stock                              7,523,525      63,328,591      16,243,307
                                                    -----------     -----------     -----------
  At end of period                                  165,065,159     157,449,200     110,363,916
                                                    -----------     -----------     -----------

ADDITIONAL PAID IN CAPITAL

  At beginning of year as previously  reported          540,222         769,964         769,964
  Adjustment to reflect change in accounting for
    employee stock options (note 1)                     645,216               -               -
  Stock compensation                                    561,795        (229,742)       (150,434)
                                                    -----------     -----------     -----------
  At end of period                                    1,747,233         540,222         619,530
                                                    -----------     -----------     -----------

DEFERRED FOREIGN EXCHANGE

  At beginning of year                                        -               -               -
  Movement for period (note 1)                           49,715               -               -
                                                    -----------     -----------     -----------
  At end of period                                       49,715
                                                    -----------     -----------     -----------

ACCUMULATED DEFICIT

  At beginning of year                              (11,031,402)     (7,513,833)     (7,513,833)
  Adjustment to reflect change in accounting for
    employee stock options (note 1)                    (737,650)              -               -
  Net (loss) for period                              (4,167,205)     (3,517,569)       (518,019)
                                                    -----------     -----------     -----------
  At end of period                                  (15,936,257)    (11,031,402)     (8,031,852)
                                                    -----------     -----------     -----------
SHAREHOLDERS' EQUITY AT END OF PERIOD               150,925,850     146,958,020     102,951,594
                                                    ===========     ===========     ===========

See accompanying notes to the consolidated financial statements

INTEROIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited Expressed in United States dollars)                   [INTEROIL LOGO]

      InterOil Corporation (the "Company" or InterOil) primary business interests and the development of an oil refinery (the "Project"), Oil and Gas Exploration in Papua New Guinea ("PNG") and distribution of refined petroleum products in PNG.

1.    STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

      The unaudited consolidated financial statements for the six months ended June 30, 2004 have been prepared in accordance with Canadian generally accepted accounting principles. The preparation of the financial data is based on accounting policies and practices consistent with those used in the preparation of the audited annual consolidated financial statements for the year ended December 31, 2003. These unaudited consolidated financial statements should be read together with the audited annual consolidated financial statements and the accompanying notes included in the Company's 2003 Annual Report except for the following:

      Stock-based compensation-Prior to January 1, 2004, the Company applied the fair value based method of accounting prescribed by CICA Handbook Section 3870. Stock-based Compensation and Other Stock-based Payments, only to employee stock appreciation rights, and applied the settlement method of accounting to employee stock options. Under the settlement method, any consideration paid by employees on the exercise of stock options or purchase of stock is credited to share capital and no compensation expense was recognised.

      The CICA Accounting Standards Board has amended CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments, to require entities to account for employee stock options using the fair value based method, beginning January 1, 2004. Under the fair value based method, compensation expense is measured at fair value at the date of grant and is expensed over the award's vesting period. In accordance with one of the transitional options permitted under amended Section 3870, the Company has retroactively applied the fair value based method to all employee stock options granted on or after January 1, 2002, without restatement to prior periods. The effect of retroactively adopting the fair value based method, without restatement is to increase the opening accumulated deficit by $737,650, increase additional paid up capital by $645,216 and increase share capital by $ 92,434.

      Inventory valuation - Crude oil and refined petroleum products are valued at the lower of cost, on a first-in, first-out basis, or net realisable value. Cost consists of raw material, labour, direct overheads and transportation.

      Foreign currency - For subsidiaries considered to be self-sustaining foreign operations, all assets and liabilities denominated in foreign currency are translated to United States dollars at exchange rates in effect at the balance date and all revenue and expense items are translated at the rates of exchange in effect at the time of the transactions. Foreign exchange gains or losses are reported as a separate component of shareholder's equity.

      For subsidiaries considered to be an integrated foreign operation, monetary items denominated in foreign currency are translated to United States dollars at exchange rates in effect at balance date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenue and expense items are translated at the rates of exchange in effect at the time of the transactions. Foreign exchange gains or losses are included in income.

      Deferred financing costs - Deferred financing costs represent the unamortised cost of fees incurred to secure long-term borrowings. Amortisation is provided on a straight-line basis, over the term of the related debt and is included in administrative and general expenses for the period.

      Receivables - The collectability of debts is assessed at reporting date and specific provision is made for any doubtful accounts.

2     SUPPLEMENTAL CASH FLOW INFORMATION

                                                       JUN-30      JUN-30
                                                        2004        2003
                                                          $           $
                                                      ---------   ---------
Cash paid during the Period for:

  Interest                                                    -   1,656,451
  Income taxes                                           17,177      13,462

Interest received during the period for
  non-cash investing and financing activities:          275,263       3,881
Write off Oil and Gas exploration retention
  licences                                            1,488,127
Conversion of indirect participation into
  share capital                                       7,725,500

3.    RELATED PARTIES

      Amounts due to related parties of $1,056,251 (December 31, 2003- $1,478,751) represents monies owed to Petroleum Independent and Exploration Corporation (PIE) which acts as a sponsor of the Company's Oil refinery project. PIE advanced a loan of $2,900,000 to the InterOil Group in the quarter ended March 31, 2002 and the Company has repaid $1,843,750 of this loan as at June 30, 2004. This loan has interest charged at a rate of 5.75% per annum.

      During the period, $75,000 was accrued for the sponsor's (PIE) legal, accounting and reporting costs.

4.    INVENTORIES

                                                        JUN-30       DEC-31    JUN-30
                                                         2004         2003      2003
                                                           $            $         $
                                                        -------      ------    -------
 Midstream (crude oil feedstock)                      23,476,702          -          -
 Downstream (refined petroleum product)                5,826,582          -          -
                                                      ----------     ------    -------
                                                      29,303,284          -          -
                                                      ==========     ======    =======

5.    PLANT AND EQUIPMENT

      The Company is considered to be in the construction and pre-operating stage of development of an oil refinery in Papua New Guinea. Project costs, net of any recoveries, incurred during this pre-operating stage are being capitalised as part of plant and equipment (refinery assets). Administrative and general costs are expensed as incurred. Plant and equipment are recorded at cost. Development costs and the costs of acquiring or constructing support facilities and equipment are capitalised. Interest costs relating to the construction and pre-operating stage of the development project prior to commencement of commercial operations are capitalised as part of the cost of such plant and equipment (refinery assets). Plant and equipment is depreciated over their useful lives. Depreciation of refinery assets will commence on the date of achieving commercial operations.

Plant and equipment by business stream:

                                     JUN-30            DEC-31          JUN-30
                                      2004              2003            2003
                                        $                 $               $
                                   -----------      -----------      -----------
Upstream assets                      5,644,660        5,650,817        5,656,827
Refinery assets                    210,336,101      196,244,045      164,624,057
Downstream assets                    3,629,235          321,817          287,151
Corporate  assets                      102,851           92,786           95,010
                                   -----------      -----------      -----------
                                   219,712,847      202,309,465      170,663,045
                                   ===========      ===========      ===========

                                                     [INTEROIL CORPORATION LOGO]

INTEROIL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited, Expressed in United States dollars)

6. OIL GAS PROPERTIES

      The Company follows the successful efforts method of accounting for oil and gas exploration and development activities. Direct acquisition costs of development properties as well as geological and geophysical costs associated with these properties are capitalised. Costs of development and exploratory wells that result in additions to proven reserves are also capitalised. Costs associated with Retention Licences PRL 4 and PRL 5 have been written off in the current quarter. This was due to the non-existence of gas contracts and no immediate development plans for these licences.

                                                  JUN-30           DEC-31             JUN-30
                                                   2004             2003               2003
                                                    $                 $                  $
                                                ----------       ----------          ---------
PPL 238 at cost                                 37,778,860       21,192,055          6,491,989
Other exploration properties at cost               911,945        1,825,960          2,997,652
                                                ----------       ----------          ---------
                                                38,690,805       23,018,015          9,489,641
                                                ==========       ==========          =========

7. SECURED LOAN

      On June 12, 2001 the Company entered into a loan agreement with the Overseas Private Investment Corporation (OPIC), an agency of the US Government, to secure a project financing facility of $85,000,000. The facility is fully drawn down at June 30, 2004. The loan is secured over the assets of the refinery project.

      The loan expires June 30, 2014 and half yearly repayments of $4,500,000 were to commence on June 30, 2004. The loan agreement has been amended such that repayments will now commence on June 30, 2005.

8. UNSECURED LOAN

      On June 24, 2004 the company entered into a loan agreement with Clarion Finanz AG for $3,000,000 interest is calculated at 12% per annum calculated daily. The loan expires on June 24, 2005 and repayments are due to commence in July 2004.

      On June 29, 2004 the Company entered into an agreement with Global Asset Management LLC. A promissory note for $600,000 has been issued and is due to be repaid on or before August 31, 2004.

9. INDIRECT PARTICIPATION INTEREST

      In March 2004, the Company received an additional $3,235,000 from PNG Drilling Ventures Limited ("PNGDV") relating to PNGDV's indirect interest in the Company's phase 1 exploration program in January 2004, $75,500 of the PNGDV indirect participation interest was converted to 5,000 common shares of InterOil Corporation in accordance with the indirect participation interest agreement. The balance of the indirect participation interest at June 30, 2004 is $12,109,500.

      On May 17, 2004 PNG Energy Investors converted their $7,350,000 indirect participation interest to 683,140 common shares of InterOil Corporation.

10. NON-CONTROLLING INTEREST

      At June 30, 2004, a subsidiary S.P. InterOil LDC, holds 98.69% (December 31, 2003 - 98.66%) of the non-voting participating shares issued from E.P. InterOil Limited.

11. SHARE CAPITAL

      InterOil Corporation has issued shares as at June 30, 2004 of 25,519,601 (December 31, 2003 - 24,815,961). The total number of shares issued in the period to June 30, 2004 is 703,640 (June 30, 2003 - 1,902,740). The
      weighted average number of shares used in the earnings per share calculation is 24,938,621 (2003 - 22,488,683) InterOil Corporation securities trade on the Australian Stock Exchange as chess Depository interests (CDIs) on the basis of 10 CDIs to one common share. They also trade on the port Moresby Stock Exchange and the Toronto Stock Exchange in Canada as Common Shares.

12. STOCK OPTIONS

      As at June 30, 2004 InterOil Corporation has 1,482,985 (December 31, 2003
      - 1,363,265) stock options outstanding. During the six months to June 30, 2004 a total of 174,260 options were issued.

13. ACQUISITION OF SUBSIDIARY

      On March 1, 2004, InterOil, through its wholly owned subsidiary, S.P.I. Distribution Limited acquired 100% of the outstanding common shares of BP Papua New Guinea Limited which was subsequently renamed InterOil Products Limited ("IPL"). IPL is a distributor of refined petroleum products in Papua New Guinea.

      The results of IPL's operations have been included in the consolidated financial statements since April 28, 2004, the data control of IPL's shares was transferred to InterOil. Under the agreement, InterOil Corporation was entitled to the profit of IPL from March 1, 2004. The profit earned after tax between March 1, 2004 and April 28, 2004 of $1,243,746 was recognised as a reduction in the acquisition cost.

      The aggregate purchase price is $13,226,854, including a service agreement for $1,000,000 related to the purchase. A deposit of $1,000,000 of the purchase price has been paid. The remaining $12,226,854 (discounted amount $11,854,110) is payable on March 1, 2005 and is included in current liabilities in the financial statements.

      The following table summarises the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

                                                    $
                                               -----------
Current assets                                  22,474,255
Future income tax benefit                          640,284
Property, plant and equipment                    3,007,312
                                               -----------
Total assets acquired                           26,121,851
Current liabilities                            (12,894,997)
Net assets acquired                             13,226,854
                                               -----------

14. WORKING CAPITAL FACILITY

      The Company has secured a $60,000,000 working capital facility to finance the ongoing purchase of crude oil for the refinery. Under the facility the Company has access to documentary letters of credit, stand by letters of credit, short term advances and advances on merchandise. The interest rate applicable to any advance under the short term loans is 2.5% per annum above LIBOR. The facility is available for twelve months to June 2005.

      The facility is secured by sales contracts, purchase contracts, certain cash accounts associated with the refinery all crude and refined products of the refinery.

      At June 30, 2004, the Company had letters or credit outstanding for $25,960,000. Cash totalling $11,536,332 was being maintained as a security margin for the facility.

INTEROIL CORPORATION                                             [INTEROIL LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited Expressed in United States dollars)

15.   SUBSEQUENT EVENTS

      In July 2004, $1,359,200 was received by the Company from a Director for the exercise of stock options.

      In July 2004, an additional amount of $1,500,000 was drawn down on the unsecured Loan with Clanon Finanz AG.

16.   SEGMENT REPORTING

      Management has determinated that the Company operates in three key segments. Upstream exploration and production, Midstream-refinery operations. Down stream refined product.

      The following tables present the company results by segment

Quarter ended June 30, 2004 (unaudited)

                                             UPSTREAM    MIDSTREAM   DOWNSTREAM     OTHER         TOTAL
                                                $            $            $           $             $
                                            ---------    ---------   ----------  -----------   -----------
External revenues                                               -    12,586,137           -    12,586,137
                                                                                               ----------
Segment contributions                       (1,878,780)  (219,983)    1,223,029  (1,244,185)   (2,119,919)
                                                                                               ----------
Reconciliation to net earning (loss)
Segment contributions                                                                          (2,119,919)
Investment income                                                                                 123,956
Other                                                                                             (19,560)
Non controlling interest                                                                            2,065
Income tax expense                                                                               (508,821)
                                                                                               ----------
Net earnings (loss)                                                                            (2,522,279)
                                                                                               ==========

Quarter ended June 30, 2003 (unaudited)

                                             UPSTREAM    MIDSTREAM   DOWNSTREAM     OTHER         TOTAL
                                                $            $            $           $             $
                                            ---------    ---------   ----------    ---------     --------
External revenues                                   -            -            -            -            -
                                                                                                 --------
Segment contributions                        (311,917)    (269,761)        (224)    (119,442)    (701,344)
                                                                                                 --------
Reconciliation to net earning (loss)
Segment contributions                                                                            (701,344)
Investment income                                                                                  19,861
Other                                                                                               7,856
Non controlling interest                                                                              534
Income tax expense                                                                                (15,997)
                                                                                                 --------
Net earnings (loss)                                                                              (689,090)
                                                                                                 ========

Six months ended June 30, 2004 (unaudited)

                                             UPSTREAM    MIDSTREAM   DOWNSTREAM     OTHER         TOTAL
                                                 $           $            $           $             $
                                            -----------  ---------   ----------  -----------   -----------
External revenues                                    -          -    12,586,137           -    12,586,137
                                                                                               ----------
Segment contributions                       (2,370,537)  (310,606)    1,190,675  (2,430,341)   (3,920,809)
                                                                                               ----------
Reconciliation to net earning (loss)
Segment contributions                                                                          (3,920,809)
Investment income                                                                                 175,254
Other                                                                                              84,738
Non controlling interest                                                                            2,432
Income tax expense                                                                               (508,821)
                                                                                               ----------
Net earnings (loss)                                                                            (4,167,206)
                                                                                               ==========

Six months ended June 30, 2003 (unaudited)

                                             UPSTREAM    MIDSTREAM    DOWNSTREAM     OTHER       TOTAL
                                                $            $             $           $           $
                                            ---------    -----------  ----------  -----------  ---------
External revenues                                  -              -         -              -          -
                                                                                               --------
Segment contributions                       (472,482)    (1,005,555)   (1,298)    (1,069,105)  (537,330)
                                                                                               --------
Reconciliation to net earning (loss)
Segment contributions                                                                          (537,330)
Investment income                                                                                34,110
Other                                                                                             7,856
Non controlling interest                                                                          1,046
Income tax expense                                                                              (23,701)
                                                                                               --------
Net earnings (loss)                                                                            (518,019)
                                                                                               ========

INTEROIL CORPORATION

DIRECTORS' CERTIFICATE

                                                                 [INTEROIL LOGO]


      The directors of the Company have made reasonable enquiries to ensure that there is no material statement in this document that is misleading and to ensure that there is no material omission from this document. The Board reports, as at 13 August 2004, after due inquiry by them, that they have not become aware of any circumstances that in their opinion materially affect or will materially affect the assets and liabilities, financial position, profits and losses or prospects of the Company

      /s/ Phil E Mulacek
      -------------------------------------
      Phil E Mulacek
      Chairman, on behalf of the Board
      of Directors

                              InterOil Corporation
                          26025 1-45 North, Suite 420
                   PO Box 8727 The Woodlands, TX 77387-8727,
    USA Telephone 281 292 1800 Facsimile: 281 292 0888 Web: www.interoil.com